As filed with the Securities and Exchange Commission on October 16, 2006
Registration No. 333-127551

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

AMENDMENT NO. 2

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________
THERAGENICS CORPORATION®
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	58-1528626 (I.R.S. Employer Identification Number)

5203 Bristol Industrial Way Buford, Georgia 30518
(770) 271-0233
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

M. Christine Jacobs
Chief Executive Officer
Theragenics Corporation
5203 Bristol Industrial Way
Buford, Georgia 30518
(770) 271-0233
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)
With a copy to: Richard H. Miller, Esq. Powell Goldstein LLP One Atlantic Center Fourteenth Floor 1201 W. Peachtree Street, N.W. Atlanta, Georgia 30309 (404) 572-6600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐    ___________________
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐   ____________________
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐    __________________
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

THERAGENICS CORPORATION®
5203 Bristol Industrial Way
Buford, Georgia 30518
(770) 271-0233

1,840,458 Shares of Common Stock

On May 6, 2005, we acquired all of the issued and outstanding common stock of C.P. Medical Corporation (“C.P. Medical”) from the selling stockholders. As a result, CP Medical became our wholly-owned subsidiary. In connection with the acquisition, we issued 1,840,458 shares of our Common Stock to the selling stockholders named herein. This Prospectus will be used from time to time by the selling stockholders to resell the Common Stock issued in connection with the acquisition. The selling stockholders may also offer additional shares of Common Stock acquired as a result of stock splits, stock dividends or similar transactions.

We will not receive any proceeds from the shares of Common Stock sold by the selling stockholders.

Our Common Stock is listed on the New York Stock Exchange under the symbol “TGX.” On October 13, 2006, the last sale price of our Common Stock as reported on the New York Stock Exchange was $3.24 per share.

The selling stockholders may sell the shares of Common Stock described in this Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 5 of this Prospectus for more information about how the selling stockholders may sell their shares of Common Stock.
____________________

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 3 of this Prospectus for a discussion of certain factors that should be considered by prospective purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 16, 2006.

i

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this Prospectus and any Prospectus supplement, including information incorporated by reference, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All statements other than statements of historical facts included in, or incorporated into, this Prospectus or any Prospectus supplement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Any or all of our forward-looking statements in or incorporated into this Prospectus or any Prospectus supplement may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in or incorporated into this Prospectus or any Prospectus supplement will be important in determining future results. Actual future results may vary materially. Because of these factors, we caution that investors should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”). You should rely only on the information contained or incorporated by reference in this Prospectus and any Prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell the shares, and seeking offers to buy the shares, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this Prospectus or any Prospectus supplement is accurate as of any date other than the dates shown in these documents or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this Prospectus, any Prospectus supplement or any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Theragenics and the Theragenics logo are registered trademarks of Theragenics Corporation. All other trademarks or registered trademarks are the property of the respective owners. Unless otherwise indicated in this Prospectus or the context otherwise requires, all references in this Prospectus to “Theragenics,” the “Company,” “us,” “our,” or “we,” are to Theragenics Corporation and its subsidiaries.

ii

PROSPECTUS SUMMARY

THERAGENICS COPORATION

Theragenics Corporation is a medical device company serving the cancer treatment and surgical markets, operating in two business segments. In its brachytherapy seed business, the Company produces, markets and sells TheraSeed® , its premier palladium-103 prostate cancer treatment device, I-Seed, its iodine-125 based prostate cancer treatment device, and related products and services. The Company's surgical products business consists of wound closure and other surgical products and supplies at CP Medical Corporation (“CP Medical”), and vascular access products produced at Galt Medical Corp (“Galt”). CP Medical products include sutures, cardiac pacing cables, brachytherapy needles and other surgical supplies, with applications in urology, veterinary, cardiology, orthopedics, plastic surgery, dental, and other fields. Galt products include guidewires, micro-introducer kits and tear-away introducer sets and kits, and hemostasis valved introducer sets and kits, primarily serving the interventional radiology and interventional cardiology markets.

Theragenics was incorporated in Delaware in 1981. Our principal executive offices are located at 5203 Bristol Industrial Way, Buford, Georgia 30518, and our telephone number is (770) 271-0233. Our website address is www.theragenics.com. We do not incorporate the information contained on our website into this Prospectus, and you should not consider it part of this Prospectus.

Recent Developments

Acquisition of Galt Medical Corp.

On August 2, 2006, we acquired all of the outstanding common stock of Galt Medical Corp., which we refer to as “Galt”, for $32.7 million, including transaction costs (net of $2.3 million of cash acquired). The purchase price consisted of approximately $29.6 million in cash and the issuance of 978,065 common shares valued at approximately $3.1 million. We financed $7.5 million of the purchase price with borrowings on our $40.0 million credit facility. This transaction further diversifies our medical device and surgical businesses and leverages our existing strengths within these markets. The results of operations of Galt will be included in the Company's consolidated financial statements beginning on August 3, 2006.

Medicare Reimbursement Proposal

On August 8, 2006, the Centers for Medicare and Medicaid Services (“CMS”) posted proposed payment rates for brachytherapy seeds for Medicare's hospital outpatient prospective payment system (“OPPS”) in 2007. Under this proposal, CMS would continue to use Medicare's existing codes and continue to reimburse for brachytherapy seeds on the basis of the number and type of seeds prescribed to treat each patient.

CMS also proposed establishing prospective payment rates for most types of brachytherapy seeds, including separate payment rates for palladium-103 (such as TheraSeed®) and iodine-125 (such as I-Seed). The CMS proposal would not bundle reimbursement for brachytherapy seeds with reimbursement for other supplies or services associated with the brachytherapy procedure. These proposed rates were determined by CMS by calculating the median cost for seeds from a subset of hospital claims submitted to Medicare for reimbursement. In determining these proposed rates, CMS did not distinguish between the various configurations of seeds (for example, loose seeds versus stranded seeds) prescribed for each patient. If adopted and implemented under the final rule, these proposed rates are the per seed rates at which hospitals would be reimbursed, regardless of whether a hospital's actual purchase cost is higher or lower. Additionally, the proposed rule provides for the prospective payment rate to be updated annually.

The proposed CMS rates are subject to revision in the final rule for 2007.  We anticipate CMS is likely to publish its final rule for 2007 in October or November of 2006. Since reimbursement rates for each isotope are fixed under the proposed rule, (without regard to configuration), the implementation of prospective rates can be expected to lead to increased pricing pressure from hospitals, particularly with respect to stranded and other enhanced configurations of seeds. If adopted, the proposed prospective payment rates, or other new reimbursement policies that could be adopted by Medicare, may have adverse effects on utilization of the Company's brachytherapy products. In addition, we believe that confusion and uncertainty among health care providers regarding prior reimbursement proposals may have affected sales of our brachytherapy products in the past, and may do so in the future.

The Company believes its efforts in assisting policymakers in formulating and revising Medicare policies to recognize the unique aspects of classification and reimbursement that apply to brachytherapy devices such as TheraSeed® were pivotal to the enactment of the improved 2003 Medicare legislation for brachytherapy seeds. The Company plans to continue working to assist policymakers regarding these important issues.

The Offering

Securities Offered	Common Stock, $0.01 par value per share

Number of shares of Common Stock being offered	1,840,458 shares

Common Stock authorized and outstanding after this offering	33,080,188 shares [1]

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering.

New York Stock Exchange Symbol	TGX

__________________
1    The number of shares of Common Stock to be outstanding after this offering is based on the number of shares outstanding as of October 13, 2006, and excludes (each as of October 13, 2006) 2,442,733 shares subject to stock options and restricted stock rights and 271,702 additional shares issuable under our equity incentive plans (based on assumed vesting of outstanding rights at maximum performance level).

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific factors described under the heading “Risk Factors” in our most recent annual report on Form 10-K and quarterly report on Form 10-Q (as updated from time to time by our future filings under the Securities Exchange Act of 1934) which are incorporated by reference herein, together with the other information included in this Prospectus or incorporated by reference in this Prospectus, including our financial statements and related notes. These risk factors may not be exhaustive. We operate in a continually changing business environment and new risk factors may emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our business or to the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed in any forward looking statement. The market price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. We will bear all expenses incident to the registration of the shares of Common Stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders and the SEC registration fee. In addition, any transfer taxes payable on any such shares and any commission and discounts payable to underwriters, agents or dealers will be paid by the selling stockholders.

SELLING STOCKHOLDERS

In connection with the CP Medical acquisition, we issued 1,840,458 shares of our Common Stock to the selling stockholders named below. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders may from time to time offer and sell the Common Stock issued to them in the acquisition pursuant to this Prospectus. Patrick J. Ferguson is an executive officer of the Company by virtue of his role as President of CP Medical. Cynthia L. Ferguson is Mr. Ferguson's wife and has not otherwise had any material relationship with Theragenics within the past three years.

The following table sets forth the names of the selling stockholders, the number of shares and percentage of our Common Stock beneficially owned by the selling stockholders immediately prior to the registration, the number of shares registered and the number of shares and percentage of our Common Stock to be beneficially owned by the selling stockholders assuming all shares covered by this registration statement are sold. However, because the selling stockholders may offer all or a portion of the shares covered by this Prospectus at any time and from time to time hereafter, the exact number of shares that the selling stockholders may hold at any time hereafter cannot be determined at this time. The last two columns of this table assume that all shares covered by this Prospectus will be sold by the selling stockholders and that no additional shares of our Common Stock are held as of the date hereof or subsequently bought or sold by the selling stockholders.

	Beneficial Ownership Prior to the Registration		Shares Covered by this Registration	Beneficial Ownership After the Shares are Sold (2)
Name	Number	Percent (1)	Statement	Number	Percent (1)

Patrick J. Ferguson and
Cynthia L. Ferguson	1,840,458	5.6%	1,840,458	0	- %

_______________________

(1)
We have calculated the percentage of issued and outstanding shares of Common Stock held by the selling stockholders based on 33,080,188 shares of Common Stock issued and outstanding as of October 13, 2006.

(2)	We have assumed all shares of Common Stock set forth in this registration statement have been sold.

PLAN OF DISTRIBUTION

The selling stockholders may effect from time to time sales of the Common Stock directly or indirectly, by or through underwriters, agents or broker-dealers, and the Common Stock may be sold by one or a combination of several of the following methods:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions;

•	an underwritten public offering in which one or more underwriters participate;

•	put or call options transactions or hedging transactions relating to the Common Stock;

•	short sales;

•	purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	“block” sale transactions;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Common Stock may be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the Common Stock or at negotiated prices. At the time that a particular offer is made, a Prospectus supplement, if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by the selling stockholders and purchasers of the Common Stock may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the selling stockholders and the purchasers of the Common Stock in amounts that will be negotiated prior to the time of the sale. Sales will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. If the shares of Common Stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business. We have not been advised that the selling stockholders have any definitive selling arrangement with any underwriters, broker-dealer or agent.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commission from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this Prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

There can be no assurance that the selling stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this Prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

The selling stockholders may also resell all or a portion of the Common Stock in open market transactions in reliance upon Rule 144 of the Securities Act, provided that they meet the criteria and conform to the requirements of such rule.

Any broker or dealer participating in any distribution of the Common Stock in connection with the offering made by this Prospectus may be considered to be an “underwriter” within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus supplement, if required, to any person who purchases any of the Common Stock from or through that broker or dealer.

We will not receive any of the proceeds from the sale of the Common Stock offered pursuant to this Prospectus. We will bear all expenses incident to the registration of the Common Stock under federal and state securities laws and the sale of the Common Stock hereunder other than expenses incident to the delivery of the Common Stock to be sold by the selling stockholders and the SEC registration fee. In addition, any transfer taxes payable on any shares and any commissions and discounts payable to underwriters, agents or dealers shall be paid by the selling stockholders.

In order to comply with various states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We have agreed to indemnify the selling stockholders and any person authorized to act and who acts on behalf of the selling stockholders against liabilities relating to the registration statement, including liabilities under the Securities Act and the Exchange Act. The selling stockholders have agreed to indemnify us, our directors and officers and any control persons against liabilities relating to any information given to us by such parties for inclusion in the registration statement, including liabilities under the Securities Act and the Exchange Act.

LEGAL MATTERS

Powell Goldstein LLP, Atlanta, Georgia, is passing on the validity of the securities to be offered by this Prospectus.

EXPERTS

The consolidated financial statements, schedule, and management's assessment of the effectiveness of internal control over financial reporting of Theragenics appearing in its Annual Report on Form 10-K as of and for the year ended December 31, 2005 incorporated by reference in this Prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements of Galt Medical Corp. as of and for the year ended December 31, 2005, appearing in the Form 8-K/A of Theragenics filed on October 13, 2006 and incorporated by reference in this Prospectus have been audited by Hartman Leito & Bolt, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov and on our web site at http://www.theragenics.com . You may also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10005, on which exchange our Theragenics Common Stock is traded under the trading symbol “TGX.”

The information included in the following documents is incorporated by reference and is considered to be part of this Prospectus. The most recent information that we filed with the SEC automatically updates and supersedes older information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all of the securities is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•	Quarterly Reports on Form 10-Q for the quarters ended July 2, 2006 and April 2, 2006.

•
Current Reports on Form 8-K filed August 9, 2006, August 8, 2006, July 19, 2006*, July 3, 2006, May 23, 2006, May 15, 2006*, May 12, 2006, April 20, 2006*, February 28, 2006*, February 22, 2006 (two reports filed), January 18, 2006* and January 5, 2006.*, and Current Reports on Form 8-K/A dated October 13, 2006 and February 27, 2006.

•
The description of our Common Stock that is contained in our Registration Statement on Form 8-A, as filed with the Commission on March 2, 1987 under the Exchange Act, and the description of the associated common stock purchase rights contained in our Registration Statement on Form 8-A, as filed with the Commission on July 24, 1998 under the Exchange Act, including in each case any amendments or reports filed for the purpose of updating such descriptions.

* These reports contain information furnished to the SEC under either Item 2.02 or Item 7.01 of Form 8-K which, pursuant to General Instruction B(6) of Form 8-K, are not deemed to be “filed” for purposes of Section 18 of the Exchange Act and we are not subject to the liabilities imposed by that section. We are not incorporating, and will not incorporate by reference into this Prospectus past or future information or reports furnished or that will be furnished under Items 2.02 and/or 7.01 of Form 8-K.

You may request copies of these documents, at no cost, by telephoning or writing us at: Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518 (Telephone number: (770) 271-0233 or (800) 998-8479), Attention: Investor Relations.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

1,840,458 Shares of Common Stock

______________________________

PROSPECTUS
______________________________

October 16, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby, all of which will be paid for by Theragenics, with the exception of the SEC registration fee which will be paid for by the selling stockholders:

SEC registration fee	$642
Accounting fees and expenses	5,000
Legal fees and expenses	25,000
Printing and filing expenses	5,000
Miscellaneous expenses	5,000

TOTAL	$40,642

Item 15. Indemnification of Officers and Directors

Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors to the Company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

Delaware law further provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Theragenics certificate of incorporation eliminates to the fullest extent permissible under Delaware law the liability of directors to Theragenics and its stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate liability: (i) for any breach of a director's duty of loyalty to Theragenics or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. In addition, these provisions do not apply to equitable remedies such as injunctive relief.

Theragenics bylaws provide that indemnification of directors and officers must be provided to the fullest extent permitted under Delaware law and Theragenics certificate of incorporation.

The above discussion of Delaware law, Theragenics certificate of incorporation and of Theragenics bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Theragenics certificate of incorporation and Theragenics bylaws.

Theragenics has obtained insurance policies insuring its directors and officers against certain liabilities and expenses they may incur in their capacity as directors and officers. Theragenics has also entered into indemnity agreements with their directors and certain of their executive officers that require the Company, subject to certain exceptions and limitations, to indemnify such persons against such liabilities and expenses.

Item 16. Exhibits

The following Exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibits
5.1	Opinion of Powell Goldstein LLP (previously filed).
23.1	Consent of Powell Goldstein LLP (included previously filed in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Hartman Leito & Bolt, LLP (incorporated by reference in the Company’s Form 8-K/A dated October 13, 2006)
24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 17. Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    [not applicable]

(5)    [not applicable]

(6)    [not applicable]

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buford, State of Georgia, on this the 16 th day of October 2006.

THERAGENICS CORPORATION By:/s/ M. Christine Jacobs M. Christine Jacobs Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of M. Christine Jacobs and Francis J. Tarallo or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on October 16, 2006 by the following persons in the capacities indicated.

/s/ M. Christine Jacobs M. Christine Jacobs	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Francis J. Tarallo Francis J. Tarallo	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Orwin L. Carter, PhD. Orwin L. Carter, PhD.	Director and Chairman of the Board

/s/ Otis W. Brawley, M.D. Otis W. Brawley, M.D.	Director

/s/ John V. Herndon John V. Herndon	Director

/s/ Peter A. A. Saunders Peter A. A. Saunders	Director

/s/ Luther T. Griffith Luther T. Griffith	Director

EXHIBIT INDEX

Exhibit Number	Exhibits
5.1	Opinion of Powell Goldstein LLP (previously filed).
23.1	Consent of Powell Goldstein LLP (included in previously filed Exhibit 5.1).
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Hartman Leito & Bolt, LLP (incorporated by reference in Company’s Form 8-K/A dated October 13, 2006)
24.1	Power of Attorney (included on the signature page of this Registration Statement).